Exhibit 19

GAMESQUARE HOLDINGS, INC.

Disclosure, Securities Trading and Confidentiality Policy

Disclosure, Securities Trading and Confidentiality Policy

Table of Contents

NOTICE		3

1.	INTRODUCTION	4

2.	DISCLOSURE AND SECURITIES TRADING OVERSIGHT COMMITTEE	4

3.	DISCLOSURE MATTERS	4

4.	DESIGNATED SPOKESPERSONS	6

5.	NEWS RELEASES	6

6.	CONFERENCE CALLS	6

7.	RUMOURS	7

8.	CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA	7

9.	REVIEWING ANALYST DRAFT REPORTS AND MODELS	7

10.	DISTRIBUTING ANALYST REPORTS	8

11.	FORWARD-LOOKING INFORMATION	8

12.	SECURITIES TRADING AND CONFIDENTIALITY MATTERS	9

13.	AUTOMATIC SECURITIES TRADING PLANS	10

14.	PRECLEARANCE; REPORTING TRADES	10

15.	MAINTAINING CONFIDENTIALITY	10

16.	BLACKOUT PERIODS	12

17.	QUIET PERIODS	12

18.	CONTACT US	12

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Disclosure, Securities Trading and Confidentiality Policy

NOTICE

The information in this document is proprietary to GameSquare Holdings, Inc. (“GameSquare”). This document is classified “Open Access”. Access to this document is provided freely to all employees and other interested parties through the organization’s website and through the organization’s intranet.

This Policy applies to directors, officers and employees of GameSquare and all of its subsidiaries.

This Policy was approved by the Board of Directors of GameSquare on July 30, 2020.

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Disclosure, Securities Trading and Confidentiality Policy

1.	INTRODUCTION

The purpose of this Policy is to provide directors, management, employees and others considered to have a special relationship1 with GameSquare direction on: (a) the process and restrictions for public disclosure made by GameSquare, (b) restrictions on trading securities of GameSquare, and (c) on the use and handling of confidential information of GameSquare.

References to GameSquare in this Policy include GameSquare Holdings, Inc. and all of its subsidiary entities, including the businesses operated by those entities.

Any person who violates this Policy may face disciplinary action up to and including termination of his or her employment with GameSquare without notice. The violation of this Policy may also violate certain applicable securities laws. If it appears that a person may have violated such securities laws, GameSquare may refer the matter to the appropriate regulatory authorities, which could lead to penalties.

2.	DISCLOSURE AND SECURITIES TRADING OVERSIGHT COMMITTEE

A team (the “Oversight Committee’) consisting of the following individuals: (a) the Chairman or his/her board designate, (b) the Chief Executive Officer, and (c) the General Counsel are responsible for overseeing the disclosure practices and trading policies of GameSquare.

The Oversight Committee will review and update, if necessary, this Policy to ensure compliance with changing regulatory requirements and report to the board of directors of GameSquare on the effectiveness of this Policy on an annual basis. This Policy, including the establishment and appointment of the Oversight Committee, has been adopted by the board of directors of GameSquare.

In order to ensure the efficient implementation of this Policy, any two members of the Oversight Committee (one of whom must be a director) can make decisions relating to disclosure matters and securities trading matters.

3.	DISCLOSURE MATTERS

Generally, “material information” includes any information, positive or negative, that: (a) results in, or would reasonably be expected to result in, a significant change in the market price or value of any of GameSquare’s securities; and/or (b) might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold GameSquare’s securities. The determination of what is “material information” will be made in accordance with the definition afforded to such term, or similar term, under all applicable laws, rules and/or regulations.

1 Persons in a special relationship with GameSquare include insiders, outside advisors and persons who become aware of material information of GameSquare before it becomes generally disclosed. If you have any doubt on your status, please contact the General Counsel of GameSquare.

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Disclosure, Securities Trading and Confidentiality Policy

Please note that material information includes both material facts and material changes. The determination of what is a “material fact” or a “material change” will be made in accordance with the definition afforded to each term, or similar term, under all applicable laws, rules and/or regulations.

●	A material fact is a fact that would reasonably be expected to have a significant effect on the market price or value of issued or proposed to be issued securities of GameSquare.

●	A material change is a change in the business, operations or capital of GameSquare that would reasonably be expected to have a significant effect on the market price or value of any of the securities of GameSquare.

●	A material change also includes any decision to implement such a change: (i) made by GameSquare’s board of directors or other persons acting in a similar capacity; or (ii) by senior management of GameSquare who believes that confirmation of such decision by the board of directors or such other persons acting in a similar capacity is probable.

Examples of material information include but are not limited to:

●	internal financial information;

●	changes in sales, earnings or dividends;

●	an important financing transaction;

●	share splits or other transactions relating to GameSquare shares;

●	mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets;

●	major management changes;

●	sales or purchases by GameSquare of its own securities;

●	major litigation; and

●	major transactions with other companies, such as joint ventures or licensing agreements.

In complying with the requirement to disclose forthwith all material information under applicable laws and stock exchange rules, GameSquare will adhere to the following basic disclosure principles:

1.	Material information will be publicly disclosed immediately via news release and filed with the applicable securities authorities.

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Disclosure, Securities Trading and Confidentiality Policy

2.	Alternatively, in appropriate circumstances, the Oversight Committee may determine that a confidential material change report and any other required filings should be filed with the applicable securities regulators and will periodically (at least every 10 days or as may be otherwise required by applicable law) review its decision to keep the information confidential.

3.	Disclosure must include any information, the omission of which would make the rest of the disclosure misleading (i.e. partial disclosure may be misleading).

4.	Both favourable and unfavourable material information must be disclosed.

5.	There can be no selective disclosure. Previously undisclosed material information must not be disclosed to selected individuals (for example, in an interview with an analyst or in a telephone conversation with an investor). If previously undisclosed material information has been inadvertently disclosed to any person who is not bound by an express confidentiality obligation, such information must be broadly disclosed immediately via news release.

6.	Disclosure must be corrected immediately if GameSquare subsequently learns that earlier disclosure by GameSquare contained a material error at the time it was given or has become misleading due to later events.

4.	DESIGNATED SPOKESPERSONS

Spokespersons for GameSquare (each, a “Spokesperson”), if other than the Chief Executive Officer, will be designated by the Oversight Committee. Spokespersons will ensure they are properly briefed before speaking to the media, analysts or institutional investors on what information of GameSquare is material and any material information that has not been disclosed.

5.	NEWS RELEASES

Once the Oversight Committee determines that a development is required by applicable law and stock exchange rules to be disclosed, it will authorize the issuance of a news release and any applicable filings with securities regulators. Should material information inadvertently be disclosed in a selective forum, GameSquare will immediately issue a news release in order to fully disclose that information.

News releases will be disseminated through a news wire service that provides distribution in necessary jurisdictions. News releases will be posted on GameSquare’s website immediately after release over the news wire and, as required, in accordance with applicable securities laws and stock exchange rules.

6.	CONFERENCE CALLS

Conference calls may be held for quarterly and annual earnings and major corporate developments. GameSquare may invite analysts, institutional investors, the media and other interested parties to participate. GameSquare will provide advance notice of any such conference call or webcast by issuing a news release announcing the date and time and providing information on how interested parties may access the call and webcast.

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Disclosure, Securities Trading and Confidentiality Policy

At the beginning of the call, a Spokesperson of GameSquare will provide appropriate cautionary language with respect to any forward-looking information or forward-looking statements, as such terms are defined under applicable laws, and direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties.

If GameSquare discloses material non-public information during any such conference calls, GameSquare will immediately issue a news release in order to fully disclose that information. The General Counsel on behalf of the Oversight Committee will keep detailed records and/or transcripts of such conference calls.

7.	RUMOURS

GameSquare should not comment, affirmatively or negatively, on rumours. Should a stock exchange or regulatory authority request that GameSquare make a definitive statement in response to a market rumour, the Oversight Committee will consider the matter and determine whether a policy exception is required in light of applicable securities laws and stock exchange rules.

8.	CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA

GameSquare recognizes that meetings with analysts and significant investors are an important element of its investor relations program. GameSquare will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this policy.

Any material information provided by GameSquare in individual and group meetings, must have been previously publicly disclosed. Recognizing that an analyst or investor may aggregate information in such a way that could result in material information, GameSquare cannot alter the materiality of undisclosed information by breaking down the information into smaller, non-material components.

Any supplemental information provided to participants of meetings and press conferences must also be posted to GameSquare’s website and, if material, must be immediately disclosed by a news release. If GameSquare discloses material non-public information at any such meeting or press conference, GameSquare will immediately issue a news release in order to fully disclose that information. The General Counsel on behalf of the Oversight Committee will keep detailed records and/or transcripts of such meetings and conference calls.

9.	REVIEWING ANALYST DRAFT REPORTS AND MODELS

Simply confirming or attempting to influence an analyst’s opinion may amount to disclosure of material information. Accordingly, GameSquare will not review analysts’ reports except to correct concrete factual errors. GameSquare will advise the analyst that this was the extent of its review and will expressly disclaim any responsibility for the soft information, analysis, conclusions and recommendations. GameSquare will establish fixed answers to typical questions of analysts and circulate such answers to all Spokespersons.

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Disclosure, Securities Trading and Confidentiality Policy

10.	DISTRIBUTING ANALYST REPORTS

Analyst reports are proprietary products of the analyst’s firm. Re-circulating a report by an analyst may be viewed as an endorsement by GameSquare of the report. For these reasons, GameSquare will not provide analyst reports through any means to persons outside or to employees of GameSquare, including posting such information on its website.

GameSquare may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on GameSquare. If provided, such list will not include links to the analysts’ or any other third party’s websites or publications.

11.	FORWARD-LOOKING INFORMATION

Should GameSquare elect to disclose forward-looking information or forward-looking statements as such terms are defined under applicable laws (together, “FOFI”) in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed:

1.	The information, if deemed material, will be broadly disseminated via news release, in accordance with this policy.

2.	The information will be clearly identified as FOFI.

3.	GameSquare will identify all material factors or assumptions used in the preparation of the FOFI. The assumptions must be reasonable.

4.	The information will be accompanied by a caution that actual results may vary from the FOFI with identification, in very specific terms, of the material risks and uncertainties that may cause the actual results to differ materially from the FOFI.

5.	The information will be accompanied by a statement that disclaims the intention or obligation of GameSquare to update or revise the FOFI, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.[2]

2 For example, GameSquare must update previously disclosed material FOFI either through a news release or through its management’s discussion and analysis filed with the applicable securities authorities.

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Disclosure, Securities Trading and Confidentiality Policy

12.	SECURITIES TRADING AND CONFIDENTIALITY MATTERS

(a)	General

It is illegal to purchase or sell (“trade”) securities of GameSquare with knowledge of material information affecting GameSquare that has not yet been disclosed generally to the marketplace (“material non-public information”). Information received about GameSquare under circumstances which indicate that it is not yet in general circulation should be considered non-public. As overall guidance, to show that information has been generally disclosed, one should be able to point to some fact to show that the information is available to the public (for example, issuance of a press release by GameSquare or announcement of the information in a reputable news publication) for at least one full trading day.

Additionally, if one learns of material non-public information about another company with which GameSquare does business, such as a supplier, customer or joint venture partner, or an individual learns that GameSquare is planning a major transaction with another company (such as an acquisition), the person must not trade in the securities of the other company until such information has been made public for at least one full trading day.

This policy against trading securities when in possession of material non-public information extends to the person’s family members, relatives, other members of the household as well as former employees and directors and their respective family members who share their households.

(b)	Prohibited Transactions

Insiders and their family members who share the same household, may not, under any circumstances, trade options for, or sell “short,” GameSquare securities or enter into hedging or monetization transactions or similar arrangements with respect to GameSquare’s securities.

Securities held in a margin account or pledged as collateral for a loan may be sold without consent by the broker if an individual fails to meet a margin call or by the lender in foreclosure if the individual defaults on the loan. A margin or foreclosure sale that occurs when an insider is aware of material non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, insiders may not hold GameSquare securities in a margin account nor pledge GameSquare securities as collateral for a loan.

(c)	Necessary Course of Business

Please also note that, except in the necessary course of business, it is also illegal to inform any other person of material non-public information about GameSquare. If such information is disclosed by reason of a permitted exception, the following cautionary language should accompany the disclosed information: “This information is provided to you on the express understanding and agreement that the information cannot be passed onto anyone else and that it cannot be traded on until the information has been generally disclosed”.

Except in the necessary course of business, it is illegal for someone possessing material non-public information about GameSquare to recommend or encourage another person to purchase or sell GameSquare securities.

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Disclosure, Securities Trading and Confidentiality Policy

13.	AUTOMATIC SECURITIES TRADING PLANS

US securities law provide an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to an automatic securities purchase plan or an automatic securities disposition plan (each, an “ASP”) that was adopted in good faith at a time when the insider was not aware of material non-public information.

It is GameSquare’s policy that employees and directors may make trades pursuant to an ASP provided that (i) such plan meets the requirements of applicable securities laws and the rules and regulations of any exchange on which GameSquare’s securities may be listed for trading , (ii) such plan was adopted at a time when the person does not have material non-public information and is not restricted from trading due to a blackout period described in Section 16 of this Policy, and (iii) adoption of the plan was expressly authorized by the General Counsel. Note that trades made pursuant to the ASP by executive officers and directors must still be reported to the General Counsel pursuant to the second paragraph of Section 14 below.

14.	PRECLEARANCE; REPORTING TRADES

In order to minimize the risk of an inadvertent violation of this Policy, before buying or selling any securities of GameSquare (unless such purchase or sale is made pursuant to an existing ASP), all executive officers and directors must clear the transaction with the General Counsel. Clearance of a transaction does not constitute a recommendation by GameSquare or any of its employees or agents that the individual should engage in the subject transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance of the transaction is denied, the fact of such denial must be kept confidential.

GameSquare requires that all executive officers and directors submit to the General Counsel a copy of any trade order or confirmation relating to the purchase or sale of GameSquare securities within one business day of any such transaction.

15.	MAINTAINING CONFIDENTIALITY

Any employee privy to material non-public information concerning GameSquare is prohibited from communicating such information to anyone else, unless it is necessary to do so in the necessary course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential, and in some circumstances a confidentiality agreement may be entered into with such persons.

Outside parties privy to material non-public information concerning GameSquare will be told that they must not divulge such information to anyone else, other than in the necessary course of business, and that they may not trade in the securities of GameSquare until the information is publicly disclosed. Prior to the communication of the material non-pubic information in question, GameSquare will, where circumstances require and permit, obtain from any such outside parties an undertaking not to disclose or trade on the relevant information.

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Disclosure, Securities Trading and Confidentiality Policy

In order to prevent the misuse or inadvertent disclosure of material information, the procedures set forth below should be observed at all times:

1.	Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary.

2.	Confidential matters should not be discussed in places where the discussion may be overheard and confidential documents should not be read, displayed or discarded in public places where others can retrieve them.

3.	Directors should be mindful of the manner in which board materials are discarded. Board materials should not be discarded where others can retrieve them and wherever possible should be shredded or otherwise destroyed.

4.	Employees must ensure they maintain the confidentiality of information concerning GameSquare in their possession outside of the office as well as inside the office.

5.	Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

6.	Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

7.	Access to confidential electronic data should be restricted through the use of passwords.

Nothing contained in this Policy limits GameSquare’s directors, officers, employees and others in possession of material non-public information to file a charge or complaint with a governmental regulatory agency in the United States and nothing herein limits their ability to communicate with any such agencies or otherwise participate in any investigation or proceeding that may be conducted by any such agency, including providing documents or other information, without notice to GameSquare.

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Disclosure, Securities Trading and Confidentiality Policy

16.	BLACKOUT PERIODS

Trading blackout periods will apply to GameSquare, all directors and officers of GameSquare as well as those employees responsible for financial reporting during periods when financial statements are being prepared, but results have not yet been publicly disclosed. The quarterly blackout period commences 14 days prior to the date of the normal quarterly earnings announcements (and 20 days prior to year-end results) and ends 24 hours after the issuance of a news release disclosing quarterly results or annual financial results.

Additional blackout periods may be prescribed from time to time by GameSquare as a result of special circumstances relating to GameSquare pursuant to which insiders and employees of GameSquare would be precluded from trading in securities of GameSquare. All parties with knowledge of such special circumstances should be covered by the blackout period. In such instances, relevant insiders and employees of GameSquare will receive notice that they are not to trade until further notice. As soon as practicable, a member of the Oversight Committee will issue the above notice to relevant insiders and employees, upon learning of the pending special circumstances.

If material information is announced through a press release, the typical 24-hour post-announcement blackout period may be extended for a further period of time as determined by the Oversight Committee in order to allow the market time to absorb the information.

While trading during a blackout period is, in and of itself, a violation of this policy, it is still possible for a director, officer or employee to violate this policy even if trading outside a blackout period where such individual has access to material information which has not been publicly disclosed.

17.	QUIET PERIODS

Quarterly quiet periods will apply to GameSquare, all directors and officers of GameSquare as well as those employees responsible for financial reporting during periods when financial statements are being prepared, but results have not yet been publicly disclosed. The quiet period shall commence 14 days prior to the date of the normal quarterly earnings announcements and shall end upon the release of a quarterly earnings announcement. During a quiet period, no earnings guidance or comments with respect to the current quarter’s operations or expected results will be provided to analysts, investors or other market professionals. GameSquare need not stop all communications with analysts or investors during the quiet period. However, communications should be limited to responding to inquiries concerning publicly available or non-material information.

18.	CONTACT US

Requests for further information should be referred to GameSquare’s General Counsel as follows:

GameSquare Holdings, Inc.

6775 Cowboys Way, Suite 1335

Frisco, Texas 75034

Attention:	John Wilk
Email:	jwilk@gamesquare.com

* * * * *

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Disclosure, Securities Trading and Confidentiality Policy

THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY GAME SQUARE, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR GENERAL COUNSEL. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

IN THE UNITED STATES, CRIMINAL PENALTIES FOR VIOLATIONS OF INSIDER TRADING LAWS BY INDIVIDUALS INCLUDE POSSIBLE IMPRISONMENT FOR A TERM OF UP TO TWENTY YEARS AND FINES OF UP TO US$5,000,000 FOR NATURAL PERSONS OR US$25,000,000 FOR NON-NATURAL PERSONS.

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